Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69496, 333-89204, 333-92196 and 333-130597 on Form S-3, and Registration Statement Nos. 333-94387, 333-91526, 333-113617 and 333-116180 on Form S-8 of our reports dated March 1, 2006, relating to the consolidated financial statements of Quicksilver Resources Inc. and subsidiaries and to management’s report on the effectiveness of internal control over financial reporting (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003), appearing in this Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Fort Worth, Texas

March 1, 2006